Exhibit 10.1

[*] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Statement of Work
IZEA Worldwide, Inc.
501 N. Orlando Ave
Ste 313, PMB 247
Winter Park, FL 32789
Phone: 1.877.525.IZEA

Quote Number: 00022991

Quote Expiration Date: September 30, 2021

Quote Name: [*] Dat Chat Influencer Campaign	Prepared By: Yadia Suarez
Target Start Date: [*]	Target Vertical: Ages 18-50
Target End Date: [*]

Customer Information

Account Name: DatChat Inc.	Phone:
Contact Name: Darin Myman	Email: dmyman@datchats.com

Billing Information

Payment Terms: Net 30	Bill to Customer Name: DatChat, Inc.
Invoice Terms: See Special Terms	Bill To: 65 Church Street, New Brunswick, NJ, 08901
Purchase Order:
Accounts Payable Email: dmyman@datchats.com
Payable Contact: Darin Myman

Quote Line Items

Product	Quantity	Description
Custom Tier TikTok Video	[*]	[*]
Celebrity Instagram Photo	[*]	[*]
Celebrity Social Share	[*]	[*]
Celebrity Instagram Story Frame	[*]	[*]
Promoted Posts	[*]	[*]
Promoted Posts	[*]	[*]
Promoted Posts | Impressions	[*]	[*]
Comprehensive Review	[*]	[*]
ContentMine®	[*]	[*]
Earned Reach	[*]	[*]
Managed Services	[*]	[*]

Totals

Total Deliverables: [*]

Total Price: [*]

IZEA will invoice Customer for taxes due with regard to the Services provided, as applicable. Taxes will be invoiced and must be paid in accordance with the Payment Terms of this Agreement. Customer is responsible for paying all taxes associated with its purchases hereunder, excluding taxes based on IZEA’s income or property. If IZEA is obligated to collect taxes, then the appropriate amount will be determined and added to the Customer invoice based on the laws and regulations of the taxing authority(ies) governing the “Bill To” location of the Customer at the time of invoicing. If IZEA does not invoice Customer for applicable taxes, Customer remains responsible for the calculation and remittance of such taxes to the applicable government authority, now or at any time in the future.

Terms and Signature

1.	Standard Terms for All Services:

a.	Master Services Agreement. Customer agrees to the terms and conditions of any outstanding Master Services Agreement between IZEA and the Customer, or if no Agreement exists between the parties, then Customer agrees to the Managed Service Terms found on the IZEA website at https://izea.com/managed-service-terms (https://izea.com/managed-service-terms).

b.	The “Campaign Term” shall be the period between the Target Start Date and Target End Date, unless otherwise agreed to by both parties in writing. The Campaign Term may not be paused or extended without the mutual agreement of the parties. Should Customer place a campaign on hold or become non-responsive for a period of four (4) or more weeks, IZEA may, at its discretion, cease providing services and issue an invoice for the remaining unpaid total campaign fee, which will be due and payable net thirty (30) days from issuance.

c.	Invoices shall be issued upon launch, unless otherwise indicated on page 1 of the SOW. “Launch” shall be defined as the first date that any Content goes live or the first date of event attendance for sponsored social Content opportunities, or as the start date of production for any owned Content production opportunities. Fees due shall be paid by Customer in a form accepted by IZEA (which may include company check, ACH, or, if approved by IZEA, via Customer’s valid and authorized credit card account).

d.	Non-Refundable Management Deposit. Fifteen Percent (15%) of the Total Price shall be invoiced immediately upon signature of the SOW and due net thirty (30) days from receipt. This amount is non-refundable but shall be applied toward the total amount due under the SOW provided that the SOW is not cancelled by Customer or its Client and the campaign runs to completion. However, in the event of a cancellation, this deposit shall not be applied to outstanding amounts due and shall continue to be non-refundable.

e.	Effects of a Termination. In the event of a termination of the SOW, in whole or in part, by Customer or its Client, the following amounts will be due within thirty (30) days: (i) payments due to Creator(s) contracted to provide services under the SOW; (ii) amounts due under any non- cancellable contracts entered into by IZEA in relation to the SOW; and (iii) amounts due for any Content created as of the date of the cancellation of the campaign. In no event will the fees charged in connection with a termination exceed the Total Price indicated in an SOW.

f.	Modifications and amendments to the Agreement or this SOW, including exhibits, schedules, SOWs and other attachments regarding terms including, but not limited to additional fees shall be enforceable only if they are in writing and are signed by both IZEA and Customer.

2.	Additional Terms for Sponsored Social® Services:

a.	Campaign Ideation and Setup. IZEA will provide a Questionnaire for Customer to complete in full. Once the Questionnaire is completed based on the deliverables guaranteed in the SOW, IZEA will translate those details into Creator Instructions. The Creator Instructions will be uploaded into the IZEAx platform, once mutually agreed upon by IZEA and Customer, and used by the Creators as the requirements to create their Content.

b.	Approval of Creator(s) and Outreach. IZEA will reference the Target Vertical to select Creators for campaign outreach and onboarding. If indicated under Campaign Line Items that Comprehensive Review for Customer’s approval of Creators is included in the deliverables, IZEA will send Customer a total of two (2) lists of Creator options for the campaign (as defined below), delivered using the Delegated Review feature in the IZEAx platform or an Excel sheet export. The lists will include a link to the Creator’s channel, follower counts, and rationale as to why IZEA is suggesting the Creators for the campaign. Customer will have forty-eight (48) hours to review each list and either accept the Creators for outreach or provide specific, actionable feedback as to why any Creators are rejected. Lists will be sent as follows:

i.	Sample List. The first Sample List will contain 25% of the total number of Creators needed for the campaign to gauge Customer feedback. Customer’s detailed feedback on each Creator will help guide IZEA when making selections for the final Full Ranking List.

ii.	Full Ranking List. Using Customer’s feedback from the Sample List, IZEA will provide a Full Ranking List containing 2-3 times the total number of Creators needed for the campaign. Once IZEA receives Customer’s detailed feedback, IZEA will outreach to the approved Creators to gauge interest and availability. For the avoidance of doubt, IZEA cannot guarantee Creator participation.

c.	Approval of Content. IZEA will reference the mutually approved Creator Instructions to review and approve Content for the campaign. If indicated under Campaign Line Items that Comprehensive Review for Customer’s approval of Content is included in the deliverables, IZEA will send Customer content to review in place of IZEA’s internal review. Customer will have two (2) rounds of revisions per piece of Content and twenty-four (24) hours to review each round, unless a different time period is agreed to by IZEA in writing. At the end of the twenty-four (24) hours, Customer will either accept the Content or provide specific, actionable feedback to help guide Creators when making revisions. Feedback must be delivered using the Annotations feature in the IZEAx platform or Track Changes in a Word document export. Requests for additional rounds of revisions, should the Creator agree to perform the same, will result in an additional charge at the rate indicated by IZEA at the time of the request. If Customer fails to request revisions within the twenty-four (24) hour period, Customer forfeits its right to any revisions, and the Content will be deemed approved, pending IZEA review. For the avoidance of doubt, revisions that conflict with any relevant Creator Instructions that have been mutually approved by both parties at the time of Content creation would be outside of this scope.

d.	Campaign Optimization. Throughout the Campaign, IZEA’s Managed Services team will provide recommendations to optimize the campaign for performance and participation, as needed. Recommendations may include replacement Creators, adjustments to the Creator Instructions for future Creator offers, modifications to the number of creators selected for a Campaign, and/or adjustments to Promoted Post spend.

i.	NOTE: All post quantities are estimates based on the target provided and the length and timing of the campaign. Changes in the target, Content theme or campaign launch date, or delayed approval of Creators or Content, may result in a change of scope in the SOW including but not limited to post quantities and reach, and/or may trigger a cancellation fee.

e.	Analytics Reporting and Campaign Wrap Report. IZEA will provide Analytics Reporting on a mutually agreed upon cadence delivered from the IZEAx platform. Where applicable, Analytics Reporting will include Live Links, Users/Followers, Time Spent (for blogs only), and Engagements relevant to the platform and type of Content (such as Comments, Shares, Clicks, CTR, Views and/or positive Reactions [such as Likes, Loves, Hahas, and Wows but excluding Sad and Angry reactions]). IZEA’s recommendation regarding the cadence of delivery is as follows based on the campaign duration:

●	1 month (or less) - 3 months: Weekly Reporting

●	3 months - 6 months: Bi-Weekly Reporting

●	6 months+: Monthly Reporting

Following campaign completion, IZEA will provide Customer with a Campaign Wrap Report in PDF format which will contain final metrics (consistent with Analytics Reporting) and select screenshots of published Content from the Campaign.

i.	NOTE: IZEA delivers blog reach based on Google Analytics’ Users and Social Package Reach in campaigns (the ratio of users to social reach may vary); followers or subscribers for sponsored social Content posts; and impressions, engagements, or video views based on minimum platform measurements for Promoted Posts.

Special Terms: Customer is to be invoiced 50% Upon Signature (inclusive of the 15% non-refundable managed services deposit defined in Section 1.d) and 50% Upon Launch. Payment is to be due Net 30 per invoice.

IZEA does not offer any refunds or make-goods on sponsored social posts that may be flagged or removed from any third party social media platforms due to non-compliance with platform terms.

Promoted Posts estimates are subject to change based on targeting.

Each party represents and warrants that the persons signing this SOW below are duly authorized to bind their respective principals to the terms of this contract.

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

Email:	Email: